Exhibit (a)(5)(xxxxvi)

PeopleSoft Customers:

Attend a Town Hall Meeting

Thursday, July 17, 9:00AM PDT

Executive Vice President Chuck Phillips

answers your questions about

Oracle’s commitment to PeopleSoft customers

As part of our continuing outreach to discuss Oracle’s commitment to PeopleSoft customers and to address any questions you may have, Oracle presents the first in a series of PeopleSoft Customer Town Hall Meetings. This is an opportunity to interact with Oracle Executive Vice President Chuck Phillips.

During this audio-only presentation, Mr. Phillips will answer questions submitted via email. Feel free to submit your questions before or during the town hall meeting to townhall@oracle.com. If we are unable to address your question during the meeting, an answer will be provided shortly thereafter.

Get the facts and get involved:

•	Thursday, July 17, 2003 9:00AM PDT
•	Listen to the audiocast by phone: Dial +1-800-593-8968 (toll free in the US) or +1-630-395-0406, and give password “PeopleSoft Town Hall”
•	Hear the town hall meeting via the internet: Visit www.oracle.com/peoplesoft/townhall.html
•	Submit a question via email to be answered during the town hall meeting: Send questions to townhall@oracle.com

[GRAPHIC ORACLE]

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended June 18, 2003. Stockholders should read the Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

Copyright © 2003, Oracle Corporation. All rights reserved. Oracle is a registered trademark of Oracle Corporation and/or its affiliates. Other names may be trademarks of their respective owners.

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